EXHIBIT 12

                             THE BANK OF NEW YORK COMPANY, INC.
                       Ratios of Earnings to Fixed Charges and Ratios
                          of Earnings to Combined Fixed Charges
                              and Preferred Stock Dividends
                             For The Years Ended December 31,

EARNINGS                                1994     1993    1992    1991    1990
--------                                ----     ----    ----    ----    ----
                                               (Dollars in millions)

Income Before Income Taxes            $1,198   $  886  $  588  $  208  $  430
Fixed Charges, Excluding Interest on
  Deposits                               436      340     346     378     816
                                      ------   ------  ------  ------  ------
Income Before Income Taxes and Fixed
  Charges Excluding Interest on
  Deposits                             1,634    1,226     934     586   1,246
Interest on Deposits                     842      701   1,005   1,794   2,489
                                      ------   ------  ------  ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on
  Deposits                            $2,476   $1,927  $1,939  $2,380  $3,735
                                      ======   ======  ======  ======  ======

FIXED CHARGES
-------------

Interest Expense, Excluding Interest
  on Deposits                         $  403   $  305  $  315  $  346  $  782
One-Third Net Rental Expense*             33       35      31      32      34
                                      ------   ------  ------  ------  ------
Total Fixed Charges, Excluding
  Interest on Deposits                   436      340     346     378     816
Interest on Deposits                     842      701   1,005   1,794   2,489
                                      ------   ------  ------  ------  ------
Total Fixed Charges, Including
  Interest on Deposits                $1,278   $1,041  $1,351  $2,172  $3,305
                                      ======   ======  ======  ======  ======

PREFERRED STOCK DIVIDENDS, PRE-TAX
  BASIS                               $   21   $   40  $   50  $   51  $   47
----------------------------------    ======   ======  ======  ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits          3.75x    3.61x   2.70x   1.55x   1.53x
Including Interest on Deposits          1.94     1.85    1.44    1.10    1.13

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

Excluding Interest on Deposits          3.58     3.23    2.36    1.37    1.44
Including Interest on Deposits          1.91     1.78    1.38    1.07    1.11


*The proportion deemed representative of the interest factor.

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